UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2015

LASERLOCK TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Nevada	0-31927	23-3023677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3112 M Street NW, Washington, D.C. 20007

(Address of Principal Executive Offices)

(202) 400-3700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws.

On July 14, 2015, LaserLock Technologies, Inc. (the “Company”) filed Articles of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada reflecting a name change of the Company to “VerifyMe, Inc.” (the “Name Change”) to be effective as of 12:00 am on July 23, 2015 (the “Effective Date”).

The Name Change was effected in accordance with the provisions of the Company’s organizational documents and the corporate laws of the State of Nevada. The board of directors (the “Board”) of the Company determined that, in connection with the consummation of the Company’s recently completed recapitalization transaction and the acquisition of certain intellectual property from VerifyMe, Inc., a Texas corporation, which included the purchase of the rights to the trade name “VerifyMe” pursuant thereto, the Name Change would more accurately reflect the Company’s current business activities and will better communicate to the public the current and future nature of the Company’s business operations and enable the Company to better implement its business plan.

A copy of the Amended and Restated Certificate of Incorporation is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 23, 2015, the Company issued a press release announcing the Name Change and Reverse Stock Split (as defined in Item 8.01 below), a copy of which is attached at Exhibit 99.1 hereto, and is incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events.

Simultaneous with the Name Change, the Company effected a reverse stock split of the Company’s currently issued and outstanding common stock, par value $0.001 per share (the “Common Stock”), and currently issued and outstanding preferred stock, par value $0.001 per share (the “Preferred Stock,” and together with the Common Stock, the “Capital Stock”) at a split ratio of 85-for-1 (the “Reverse Stock Split”) to be effective as of the Effective Date.

As a result of the Reverse Stock Split, every 85 pre-split shares of the Capital Stock issued and outstanding immediately prior to the Effective Date, have been automatically exchanged for one post-split share of Capital Stock with any fractional shares resulting from the Reverse Stock Split being rounded up to the nearest whole share. The total number of authorized shares of Capital Stock remains unchanged at its current total of 750,000,000, with 675,000,000 designated as Common Stock and 75,000,000 designated as Preferred Stock.

With the effectiveness of the Reverse Stock Split, proportionate adjustments have been made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities. This will result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of our Capital Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares reserved for issuance pursuant to these securities was also reduced proportionately based upon the Reverse Stock Split ratio of 85-for-1.

The Company has elected to treat the Reverse Stock Split as a non-mandatory exchange. As a result, no letter of transmittal will be sent to the Company’s stockholders directing them to exchange their existing stock certificates. Rather, stockholders may retain their existing pre-split stock certificates until such time as they are submitted to the Company’s exchange and transfer agent, Interwest Transfer Company, Inc. (“Interwest”), for sale and will then be replaced by post-split stock certificates.

Interwest can provide instructions to stockholders regarding the process for exchanging their pre-split physical Common Stock certificates for new post-split Common Stock certificates representing the post-split number of shares. Holders of Common Stock who hold their shares in brokerage accounts or “street name” will have their shares automatically adjusted to reflect the Reverse Stock Split. Interwest can be reached at (801) 272-9294. Additional information regarding the Reverse Stock Split can be found in the Company’s Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on June 29, 2015.

Although the Name Change and Reverse Stock Split will be effective with FINRA as of the Effective Date, our trading symbol will be LLTID until the D is removed and our symbol is changed 20 business days thereafter, as required by FINRA rules and regulations.

The Common Stock commenced trading on the OTC Bulletin Board on a split-adjusted basis when the market opened on Thursday, July 23, 2015. The new CUSIP number for the Common Stock following the Reverse Stock Split is 92346X 107.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation

99.1	Press Release dated July 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2015

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Paul Donfried
Paul Donfried
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Amendment to the Amended and Restated Articles of Incorporation

99.1	Press Release, dated July 23, 2015